Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2022 SECOND QUARTER RESULTS

•
Second quarter 2022 earnings per share of $0.47, or earnings per share of $0.49 excluding one-time non-recurring items
•
Inland marine results include a 14% sequential revenue increase, operating margin improvement, and increased spot and term market pricing
•
Coastal marine was profitable with low single digit margins
•
Robust oil and gas demand led to sequentially higher distribution and services revenue, operating income and margins despite persistent supply chain constraints
•
Kirby repurchased 310,047 shares at an average price of $58.33 for $18.1 million
•
Kirby expects continued improvement in marine transportation and distribution and services in the second half of 2022

HOUSTON, July 28, 2022 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the second quarter ended June 30, 2022 of $28.5 million or $0.47 per share, compared with earnings of $10.2 million, or $0.17 per share for the 2021 second quarter. Excluding one-time non-recurring items in the 2022 second quarter, net earnings attributable to Kirby were $29.8 million or $0.49 per share. Consolidated revenues for the 2022 second quarter were $698.0 million compared with $559.6 million reported for the 2021 second quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “Both of our segments continued to improve during the quarter, delivering higher revenue and operating income sequentially and year-on-year. In the inland marine transportation market, pricing on spot and term contracts continued to move higher, with both renewing higher in the mid-teens. We anticipate continued gradual upward movement in pricing in the second half of 2022 with late fourth quarter term contract renewals setting up for a strong 2023. Distribution and services also performed well as we continued to navigate persistent supply chain constraints. We continue to expect steady progression in quarterly earnings as we move through the remainder of 2022.”

Mr. Grzebinski continued, “In our coastal marine business, overall market conditions steadily improved during the second quarter, where we did see the few spot contracts that repriced in the quarter renew higher in the low double digits. Utilization rates remained in the low 90% range with modest improvements late in the quarter. These trends, combined with previously announced cost savings actions, and higher coal shipments contributed to coastal marine achieving positive operating margins.”

“In distribution and services, activity remained strong throughout much of the segment with sequential and year-on-year revenue and operating income growth. In oil and gas, we experienced increased demand for new transmissions and received incremental orders for new environmentally friendly pressure pumping equipment and frac-related power generation equipment. However, supply chain constraints continued in the quarter, delaying deliveries of new manufactured equipment. In commercial and industrial, demand was solid, with increased year-on-year activity across our businesses.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2022 second quarter were $405.7 million compared with $332.9 million for the 2021 second quarter. Operating income for the 2022 second quarter was $30.8 million compared with $18.5 million for the 2021 second quarter. Segment operating margin for the 2022 second quarter was 7.6% compared with 5.6% for the 2021 second quarter.

In the inland market, average 2022 second quarter barge utilization was in the low 90% range compared to the low to mid-80% range in the 2021 second quarter. Operating conditions were fair with limited navigation delays contributing to a 5% decrease in delay days year-on-year. During the quarter, average spot market rates increased in the low double digits sequentially and in the mid-teens compared to the 2021 second quarter. Term contracts that renewed in the second quarter also increased in the mid-teens range on average compared to a year ago. Revenues in the inland market increased 25% compared to the 2021 second quarter primarily due to increased volumes, barge utilization, pricing, and fuel rebills. Rapidly rising fuel costs during the quarter were a headwind to margins, resulting in operating margins just below double digits. As term contracts renew in the second half of the year and into 2023, we expect to recover these costs, as well as other inflationary costs. The inland market represented 78% of segment revenues in the second quarter of 2022.

In coastal, market conditions improved modestly during the quarter, with Kirby’s barge utilization remaining in the low 90% range. Pricing in the spot market and term contract renewals also increased in the low double digits sequentially and year-on-year. Revenues in the coastal market were 12% higher compared to the 2021 second quarter and represented 22% of segment revenues. The coastal business had a positive operating margin in the low-single digits during the quarter.

Segment Results – Distribution and Services

Distribution and services revenues for the 2022 second quarter were $292.3 million compared with $226.7 million for the 2021 second quarter. Operating income for the 2022 second quarter was $16.7 million compared with $6.2 million for the 2021 second quarter. Operating margin was 5.7% for the 2022 second quarter compared with 2.7% for the 2021 second quarter.

In the commercial and industrial market, revenues and operating income increased compared to the 2021 second quarter, primarily due to strong economic activity across the U.S. which resulted in higher business levels in marine repair and on-highway. Increased product sales in Thermo King also contributed favorably to year-on-year growth but revenues continued to be negatively impacted by supply chain constraints and delays. Overall, commercial and industrial revenues increased 15% compared to the 2021 second quarter and represented approximately 55% of segment revenues. Commercial and industrial operating margins were in the high-single digits.

In the oil and gas market, revenues and operating income improved compared to the 2021 second quarter driven by higher oilfield activity which resulted in increased demand for new transmissions and parts in the distribution business. Even though manufacturing continues to be heavily impacted by supply chain delays, the business experienced increased year-on-year demand with incremental orders and deliveries of new environmentally friendly pressure pumping equipment and power generation equipment for electric fracturing. Overall, oil and gas revenues increased 52% compared to the 2021 second quarter and represented approximately 45% of segment revenues. Oil and gas operating margins were in the low to mid-single digits.

Cash Generation

For the 2022 second quarter, Adjusted EBITDA was $100.2 million compared with $81.5 million for the 2021 second quarter. During the quarter, net cash provided by operating activities was $63.4 million, and capital expenditures were $44.0 million. During the quarter, the Company had net proceeds from asset sales totaling $9.0 million. Kirby also used $18.1 million to repurchase 310,047 shares at an average price of $58.33. As of June 30, 2022, the Company had $25.1 million of cash and cash equivalents on the balance sheet and $878.7 million of liquidity available. Total debt was $1,136.1 million, reflecting a $27.3 million reduction compared to December 31, 2021, and the debt-to-capitalization ratio improved to 27.9%.

2022 Outlook

Commenting on the 2022 full year outlook, Mr. Grzebinski said, “We exited the quarter with continued momentum in our businesses. The marine market continues to gain strength and while our second quarter results were impacted by higher fuel costs in marine transportation, we expect to recover these costs during the second half of the year and into 2023. Refinery utilization is near historic highs, our barge utilization is strong in both inland and coastal, and rates are steadily increasing. In distribution and services, despite persistent supply chain constraints and delays, demand for our products and services continues to grow, and we continue to receive new orders in manufacturing. Overall, we see momentum continuing to build, and we expect our businesses to deliver improved financial results in the coming quarters. While all of this is encouraging, we are mindful of economic challenges related to a potential recession and higher interest rates. Labor constraints and inflationary pressures continue to contribute to rising costs across our businesses. In marine, we currently expect that cost escalators and rate recovery mechanisms in some term contracts will continue lagging these cost headwinds in the third quarter and will ultimately be realized later in the year and into 2023. With these factors in mind, we will continue to focus on managing costs and driving cash flow from operations. In the near-term, we intend to use this cash flow to reduce debt and further strengthen our balance sheet as well as opportunistically return capital to shareholders. Also, consistent with our balanced approach to capital allocation, we will continue to evaluate accretive acquisitions and high-return organic growth opportunities to drive continued long-term shareholder value creation.”

In inland marine, favorable conditions are expected to continue going forward, driven by high refinery and petrochemical plant utilization, increased volumes from new petrochemical plants, and minimal new barge construction across the industry. With Kirby’s barge utilization expected to be in the low to mid-90% range and limited new supply in the market, the Company expects further improvements in the spot market, which currently represents approximately 40% of inland revenues. Term contracts are also expected to continue to reset higher to reflect improved market conditions for the duration of the year. Overall, inland revenues are expected to grow by 20% to 25% on a full year basis with continued sequential increases as market conditions remain tight and term contracts renew higher. Material inflation to costs, including high fuel prices, are expected to be continued headwinds but will be mitigated when escalations in contracts occur during the back half of the year and into 2023. Barring further cost inflation and rising fuel costs, the Company expects near term operating margins to be in the low double digits and gradually improve during the second half of the year.

In coastal marine, Kirby expects modestly improved customer demand through the balance of the year with Company barge utilization in the low to mid-90% range. Rates are expected to continue slowly improving, but meaningful gains remain challenged by underutilized barge capacity across the industry. For the full year, with the impact of the Company’s exit from the Hawaii market, coastal revenues are expected flat to up in the low single digits compared to 2021. Revenues and operating margins are expected to be impacted by ongoing planned shipyard maintenance and ballast water treatment installations on certain vessels, with offsets from higher coal shipments. Coastal operating margins for the remainder of the year are expected to remain in the low single digits.

In distribution and services, favorable oilfield fundamentals and strong demand in commercial and industrial are expected to continue in the second half of 2022. In the oil and gas market, high commodity prices, increasing rig counts, and growing well completions activity are expected to yield strong demand for OEM products, parts, and services in the distribution business. In manufacturing, the Company expects demand for new environmentally friendly pressure pumping and e-frac power generation equipment to remain strong, with new orders and increased deliveries of new equipment during the second half of the year. However, ongoing supply chain issues and long lead times are expected to persist in the near-term, contributing to some volatility as deliveries of new products shift between quarters and into 2023. In commercial and industrial, strong markets are expected to yield full year revenue growth in the low double-digit percentage range, with increased activity in power generation, marine repair, and on-highway. In the third quarter, the Company expects to benefit from strong seasonal demand in Thermo King and from the power generation rental fleet. Overall, the Company expects segment revenues to grow 25% to 30% on a full year basis with operating margins in the mid to high-single digits.

Kirby expects 2022 capital spending of between $170 to $190 million. Approximately $5 million is associated with the construction of new inland towboats, and approximately $145 to $155 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment and facility improvements. The balance of approximately $20 to $30 million largely relates to new machinery and equipment and facility improvements in distribution and services, as well as information technology projects in corporate. Overall, Kirby expects to generate net cash provided by operating activities of $390 million to $450 million, with free cash flow of $200 million to $280 million in 2022.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Daylight Time today, Thursday, July 28, 2022, to discuss the 2022 second quarter performance as well as the outlook for the remainder of 2022. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, Adjusted EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of Adjusted EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2021 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2021.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2022	2021	2022	2021
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$405,655	$332,887	$761,191	$633,838
Distribution and services	292,309	226,737	547,555	422,636
Total revenues	697,964	559,624	1,308,746	1,056,474

Costs and expenses:
Costs of sales and operating expenses	523,862	409,479	974,480	772,519
Selling, general and administrative	70,575	62,740	146,340	132,369
Taxes, other than on income	9,621	10,364	19,211	18,624
Depreciation and amortization	50,115	55,132	100,079	110,022
Gain on disposition of assets	(2,745)	(2,119)	(7,594)	(4,252)
Total costs and expenses	651,428	535,596	1,232,516	1,029,282
Operating income	46,536	24,028	76,230	27,192
Other income	3,740	2,523	8,048	6,314
Interest expense	(10,640)	(10,706)	(20,843)	(21,672)
Earnings before taxes on income	39,636	15,845	63,435	11,834
Provision for taxes on income	(11,030)	(5,493)	(17,243)	(4,602)
Net earnings	28,606	10,352	46,192	7,232
Net earnings attributable to noncontrolling interests	(149)	(162)	(301)	(417)
Net earnings attributable to Kirby	$28,457	$10,190	$45,891	$6,815
Net earnings per share attributable to Kirby common stockholders:
Basic	$0.47	$0.17	$0.76	$0.11
Diluted	$0.47	$0.17	$0.76	$0.11
Common stock outstanding (in thousands):
Basic	60,202	60,053	60,188	60,035
Diluted	60,467	60,274	60,465	60,220

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Second Quarter		Six Months
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Adjusted EBITDA: (1)
Net earnings attributable to Kirby	$28,457	$10,190	$45,891	$6,815
Interest expense	10,640	10,706	20,843	21,672
Provision for taxes on income	11,030	5,493	17,243	4,602
Depreciation and amortization	50,115	55,132	100,079	110,022
	$100,242	$81,521	$184,056	$143,111

Capital expenditures	$43,984	$24,317	$79,059	$38,369
Acquisitions of businesses and marine equipment	$—	$7,470	$3,900	$7,470

	June 30, 2022	December 31, 2021
	(unaudited, $ in thousands)
Cash and cash equivalents	$25,104	$34,813
Long-term debt, including current portion	$1,136,055	$1,163,367
Total equity	$2,929,744	$2,888,782
Debt to capitalization ratio	27.9%	28.7%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Marine transportation revenues	$405,655	$332,887	$761,191	$633,838

Costs and expenses:
Costs of sales and operating expenses	294,343	229,959	548,702	444,084
Selling, general and administrative	28,294	28,272	60,630	58,850
Taxes, other than on income	7,990	8,677	15,810	15,406
Depreciation and amortization	44,211	47,501	88,297	95,080
Total costs and expenses	374,838	314,409	713,439	613,420

Operating income	$30,817	$18,478	$47,752	$20,418
Operating margin	7.6%	5.6%	6.3%	3.2%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Second Quarter		Six Months
	2022	2021	2022	2021
	(unaudited, $ in thousands)
Distribution and services revenues	$292,309	$226,737	$547,555	$422,636

Costs and expenses:
Costs of sales and operating expenses	229,196	180,096	425,715	329,223
Selling, general and administrative	40,653	32,987	82,575	69,475
Taxes, other than on income	1,590	1,658	3,318	3,150
Depreciation and amortization	4,133	5,840	8,239	11,721
Total costs and expenses	275,572	220,581	519,847	413,569

Operating income	$16,737	$6,156	$27,708	$9,067
Operating margin	5.7%	2.7%	5.1%	2.1%

OTHER COSTS AND EXPENSES

	Second Quarter		Six Months
	2022	2021	2022	2021
	(unaudited, $ in thousands)
General corporate expenses	$3,763	$2,725	$6,824	$6,545

Gain on disposition of assets	$(2,745)	$(2,119)	$(7,594)	$(4,252)

ONE-TIME CHARGES

The 2022 second quarter and first six months GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	Second Quarter 2022			First Six Months 2022
	Pre-Tax	After-Tax	Per Share	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$39.6	$28.5	$0.47	$63.4	$45.9	$0.76
Severance expense	1.5	1.3	0.02	1.5	1.3	0.02
Earnings, excluding one-time items(2)	$41.1	$29.8	$0.49	$64.9	$47.2	$0.78

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Second Quarter		Six Months
	2022	2021(3)	2022	2021(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$63.4	$95.2	$95.6	$197.8
Less: Capital expenditures	(44.0)	(24.3)	(79.1)	(38.4)
Free cash flow(2)	$19.4	$70.9	$16.5	$159.4

	FY 2022 Projection		FY 2021(3)
	Low	High	Actual
	(unaudited, $ in millions)
Net cash provided by operating activities	$390.0	$450.0	$321.6
Less: Capital expenditures	(190.0)	(170.0)	(98.0)
Free cash flow(2)	$200.0	$280.0	$223.6

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Second Quarter		Six Months
	2022	2021	2022	2021
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,536	3,478	6,704	6,459
Revenue/Ton Mile (cents/tm) (5)	9.0	7.3	8.9	7.4
Towboats operated (average) (6)	270	260	267	251
Delay Days (7)	2,762	2,922	5,899	5,776
Average cost per gallon of fuel consumed	$3.98	$2.06	$3.27	$1.86

Barges (active):
Inland tank barges			1,034	1,046
Coastal tank barges			30	43
Offshore dry-cargo barges			4	4
Barrel capacities (in millions):
Inland tank barges			23.0	23.4
Coastal tank barges			3.1	4.0

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is Adjusted EBITDA, a non-GAAP financial measure. Kirby defines Adjusted EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. Adjusted EBITDA is presented because of its wide acceptance as a financial indicator. Adjusted EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. Adjusted EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. Adjusted EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity as a result of uncertainty surrounding the impact of the COVID-19 pandemic on global and regional market conditions. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s 2021 10-K for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: Second quarter 2022 inland marine transportation revenues of $316.9 million divided by 3,536 million inland marine transportation ton miles = 9.0 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.